Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

VERISK ANALYTICS, INC.

Verisk Analytics, Inc., a Delaware corporation, hereby certifies as follows:

1.	The name of the Corporation is Verisk Analytics, Inc.

2.

The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 23, 2008. The name under which the corporation was originally incorporated is Verisk Analytics, Inc.

3.	This Restated Certificate of Incorporation restates the provisions of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented.

4.

This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates (except as permitted under Section 245(c) of the General Corporation Law of the State of Delaware) the provisions of the Corporation’s Restated Certificate of Incorporation as heretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate (except as permitted under Section 245(c) of the General Corporation Law of the State of Delaware).

5.	The text of the Corporation’s Certificate of Incorporation is hereby restated to read in its entirety as follows:

FIRST: Name. The name of the corporation is Verisk Analytics, Inc. (the “Corporation”).

SECOND: Registered Office and Registered Agent. The address of its registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: Capital Stock. (a) The total number of shares of stock which the Corporation shall have authority to issue is 2,080,000,000, consisting of 2,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 80,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

(b) The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the Delaware Law.

FIFTH: Reserved.

SIXTH: Limitations on Beneficial Ownership.

(a) No Insurer Group shall Beneficially Own more than ten percent (10%) of the aggregate outstanding shares of Common Stock.

(b) If any Transfer is purportedly effected which, if effective, would result in any Insurer Group Beneficially Owning shares of Common Stock in violation of Section (a) of this ARTICLE SIXTH, then the intended Transferee shall acquire no rights in respect of the shares in excess of the amount permitted by Section (a) of this ARTICLE SIXTH, including, without limitation, voting rights or rights to dividends or other distributions with respect to such shares and, subject to Section (e) of this ARTICLE SIXTH, the Transfer of that number of shares of Common Stock that otherwise would cause any Insurer Group to violate Section (a) of this ARTICLE SIXTH shall be null and void ab initio.

(c) If the Board of Directors shall at any time determine in good faith that a Transfer or other event has purportedly taken place that, if effected would result in a violation of Section (a) of this ARTICLE SIXTH or that an Insurer Group intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Common Stock in violation of Section (a) of this ARTICLE SIXTH (whether or not such violation is intended), such shares of Common Stock shall be redeemable for cash or property or exchangeable for other shares of capital stock of the Corporation, in each case, at the option of, and for the amount determined by, the Board of Directors in good faith and in its sole discretion, and the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section (a) of this ARTICLE SIXTH shall be null and void ab initio irrespective of any action (or non-action) by the Board of Directors.

(d) An Insurer Group who acquires or attempts or intends to acquire Beneficial Ownership of shares of Common Stock that will or may violate Section (a) of this ARTICLE SIXTH shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation.

(e) Nothing in this ARTICLE SIXTH shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, The Nasdaq Stock Market or any other securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this ARTICLE SIXTH and any Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this ARTICLE SIXTH.

(f) The Corporation is authorized specifically to seek equitable relief, including injunctive and necessary relief, to enforce the provisions of this ARTICLE SIXTH.

(g) No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing as authorized by the Board of Directors.

(h) In the case of an ambiguity in the application of any of the provisions of this ARTICLE SIXTH, the Board of Directors shall have the power to determine, in good faith and in its sole discretion, the application of the provisions of this ARTICLE SIXTH, to any situation based on the facts known to it. In the event Section (c) of this ARTICLE SIXTH requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ARTICLE SIXTH.

SEVENTH: Rights and Preferences. (a) Subject to Section (b) of ARTICLE SIXTH, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock.

(b) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine. All holders of outstanding shares of Common Stock shall be entitled to participate ratably in any dividend or distribution paid on the Common Stock (regardless of class or series) and no dividend or distribution may be declared or paid on any class or series of Common Stock unless an equivalent dividend is contemporaneously declared and paid on each other class and series of Common Stock.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock, if any, shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. For the purposes of this Section (c) of this ARTICLE SEVENTH, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange, transfer, merger or consolidation shall be in connection with a dissolution or winding-up of the business of the Corporation.

(d) In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, such shares of Common Stock shall be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed.

EIGHTH: Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

NINTH: Board of Directors. (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than seven nor more than fifteen directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

(b) The directors shall be and are divided into classes, with the terms of the classes elected at the annual meetings of stockholders held in 2019, 2020 and 2021, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors; provided that such division shall terminate at the 2024 annual meeting of stockholders. Notwithstanding the preceding sentence, each director elected by stockholders at or after the 2022 annual meeting of stockholders shall serve for a term expiring at the first annual meeting of stockholders held after such director’s election. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(c) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

(d) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected, or, following the 2022 annual meeting of stockholders, directors so elected shall hold office for a term expiring at the first annual meeting of stockholders held after such director’s election.

(e) No director may be removed from office by the stockholders except with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote thereon, voting together as a single class. Directors may be removed by stockholders with or without cause.

(f) Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, and such directors so elected shall not be subject to the provisions of this ARTICLE NINTH unless otherwise provided therein.

(g) In no event may a majority of (i) the Board of Directors, (ii) a committee of the Board of Directors or (iii) any Class of the Board of Directors, be employed by the Corporation or by an Insurer Group.

(h) Subject to Section (d) of this ARTICLE NINTH, in no event may a majority of directors constituting a quorum of the Board of Directors or a quorum of a committee of the Board of Directors be employed by the Corporation or by an Insurer Group.

TENTH: Action By Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and may not be taken by written consent of stockholders without a meeting.

ELEVENTH: Special Meetings. Whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH hereto, special meetings of holders of such Preferred Stock for purposes of election of such directors.

TWELFTH: (1) Limited Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, to the fullest extent permitted by Delaware Law. Solely for the purposes of this Section (1), “officer” shall have the meaning provided in Section 102(b)(7) of Delaware Law, as amended from time to time.

(2) Right to Indemnification. (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE TWELFTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE TWELFTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4) Non-exclusivity of Rights. The rights and authority conferred in this ARTICLE TWELFTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Preservation of Rights. Neither the amendment nor repeal of this ARTICLE TWELFTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE TWELFTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

THIRTEENTH: Business Combinations. (1) Election Not to Be Governed by Section 203. The Corporation hereby expressly elects not to be subject to Section 203 of the Delaware Law.

(2) Business Combinations. (a) Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(i) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(ii) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock (as defined hereinafter) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such stockholder) those shares owned (A) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (B) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least a majority of the outstanding Voting Stock which is not owned by such stockholder.

(b) The restrictions contained in this Section (2) shall not apply if:

(i) a stockholder becomes an Interested Stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (B) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(ii) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (A) constitutes one of the transactions described in the second sentence of this paragraph; (B) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (C) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the Delaware Law, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of this paragraph.

(c) As used in this Section (2) only, and unless otherwise provided by the express terms of this Section (2), the following terms shall have the meanings ascribed to them as set forth in this paragraph (c):

(i) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(ii) “Associate”, when used to indicate a relationship with any Person, means: (A) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (B) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(iii) “Business Combination” means: (A) any merger, consolidation, statutory conversion or domestication of the Corporation (other than a merger effected pursuant to Section 253 or Section 267 of the Delaware Law) or any direct or indirect majority-owned subsidiary of the Corporation with (aa) the Interested Stockholder, or (bb) with any Person if the merger, consolidation, statutory conversion or domestication is caused by the Interested Stockholder and as a result of such act or transaction paragraph (a) of this Section (2) is not applicable to the surviving entity; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation; (C) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (aa) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (bb) pursuant to a merger under Section 251(g), 253 or 267 of the Delaware Law; (cc) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (dd) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (ee) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (cc) through (ee) of this subparagraph shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or (E) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in the immediately preceding subparagraphs (A) through (D)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

(iv) “Control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Section (B), as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(v) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (B) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Section (2) to the contrary, the term “Interested Stockholder” shall not include any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this sentence, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(vi) “Owner”, including the terms “own” and “owned”, when used with respect to any Stock, means a Person that individually or with or through any of its affiliates or associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of this paragraph), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(vii) “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(viii) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and

(ix) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of or voting power conferred by such Voting Stock.

FOURTEENTH: Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

FIFTEENTH: Definitions. Capitalized terms used and not otherwise defined in this Certificate of Incorporation shall have their respective meanings as defined below:

“Beneficially Own” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities and Exchange Act of 1934 (or any successor rules), except that in calculating the beneficial ownership of any particular Insurer Group such Insurer Group will be deemed to have beneficial ownership of all securities that such Insurer Group has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition; provided that Common Stock held by any person for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of such Insurer Group’s business shall not be deemed to be Beneficially Owned by such person. The terms “Beneficially Owns,” “Beneficial Ownership” and “Beneficially Owned” have a corresponding meaning.

“Insurer Group” means any insurance company whose primary activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies or any other entity controlling, controlled by or under common ownership, management or control with such insurer or reinsurer.

“Transfer” means any issuance, sale, transfer, gift, assignment, distribution, devise or other disposition, directly or indirectly, by operation of law or otherwise, as well as any other event that causes any person to acquire Beneficial Ownership of Common Stock or the right to vote Common Stock, or any agreement to take any such actions or cause any such events, including (a) any offer, pledge, sale, contract to sell, the sale of any option or contract to purchase, the purchase of any option or contract to sell, the grant of any option, right or warrant to purchase, loan, or any other transfer or disposition of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (b) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction is described in clause (a) or (b) above or is to be settled by delivery of Common Stock or such other securities, in cash or otherwise and (c) transfers of interests in other entities that result in changes in Beneficial Ownership of Common Stock, in each case, whether voluntary or involuntary, whether owned of record, or Beneficially Owned and whether by merger, operation of law or otherwise. The terms “Transferring,” “Transferred,” “Transferee” and “Transferor” shall have the correlative meanings.

In witness whereof, Verisk Analytics, Inc. has caused this Restated Certificate of Incorporation to be executed in its corporate name by its duly authorized officer as of the date set forth below.

VERISK ANALYTICS, INC.

By:	/s/ Thomas C. Wong
Thomas C. Wong
Assistant General Counsel and Corporate Secretary

DATED: May 20, 2025